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                                                                  Exhibit 4.31




                                 CNOOC LIMITED

                                  CAO XINGHE


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                               SERVICE AGREEMENT
                            FOR EXECUTIVE DIRECTOR


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                                Exhibit 4.31-1

                                   CONTENTS


Section                                                                     Page


1. DEFINITIONS..........................................................       1

2. TERMS AND JOB DESCRIPTION............................................       1

3. DUTIES...............................................................       2

4. REMUNERATION.........................................................       2

5. INCOME TAX...........................................................       3

6. EXPENSES.............................................................       3

7. ANNUAL LEAVE.........................................................       4

8. SICKNESS AND OTHER INCAPACITY........................................       4

9. OTHER INTERESTS......................................................       4

10. SHARE DEALING.......................................................       5

11. TERMINATION.........................................................       5

12. SUSPENSION..........................................................       7

13. RESTRAINT ON ACTIVITIES AND CONFIDENTIALITY.........................       7

14. MISCELLANEOUS.......................................................      10


                                Exhibit 4.31-2

THIS AGREEMENT is made

BETWEEN

(1) CNOOC LIMITED whose registered office is at 65th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong (the Company); and

(2) CAO Xinghe of Room 9C, Ambassador Mansion, B21 Jiuxianqiao Road, Chaoyang District, PRC (the Director).

IT IS AGREED as follows:

1.    DEFINITIONS


Board means the Board of Directors of the Company or a duly constituted committee of the Board of Directors;

Effective Date means June 1, 2006;

Employment means the Director's employment in accordance with the terms and conditions of this Agreement;

Exchange means The Stock Exchange of Hong Kong Limited;

Group means the Company and any subsidiary of the Company (with subsidiary having the meaning given to it by section 2 of the Ordinance;

Group Company means the Company or any of the subsidiaries or affiliates of the Company;

Hong Kong means the Hong Kong Special Administrative Region of PRC;

Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

PRC means the People's Republic of China.

2.    TERMS AND JOB DESCRIPTION

2.1 The Director shall be employed by the Company as Executive Director or in such other capacity, consistent with his status and seniority, to which he may be lawfully assigned by the Board from time to time.

2.2   The Employment shall begin on the Effective Date.


                                Exhibit 4.31-3

2.3 Subject to clause 11, the Employment will continue for a period of 12 months and will be renewed on a 12 months' rolling basis as determined by the Board of Directors or the Shareholders of the Company.

3.    DUTIES

3.1   During the Employment, the Director will:

(a) perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board, whether such duties or powers relate to the Company or any Company in the Group;

(b) comply with all directions lawfully and properly given to him by the Board;

(c) use his best endeavours to protect and promote the interests of the Company;

(d) devote sufficient time, attention, skill and ability to discharge the duties of his office as an executive director of the Company;

(e) keep the Board fully informed of his actions and report to the Board in relation to his management of the Company in such manner as the Board may from time to time determine; and

(f) in pursuance of his duties hereunder perform such services for the Group and (without further remuneration unless otherwise agreed) accept such offices in the Group as the Board may from time to time reasonably require provided the same are consistent with his office.

3.2 The Director agrees to work at such location as the Board may from time to time require the Director to base himself (including Hong Kong and the PRC).

3.3   The Director shall report to the Board directly.

4.    REMUNERATION

4.1   Director's Salary and -Others

4.1.1 Director's Salary

      The Director's annual salary shall be paid in an amount equal to HK$952,381 before tax, or such other amount as from time to time notified in writing by the Company, less any required deductions as set out in this Agreement, which is payable in equal monthly installments in arrears. The Director's salary will be subject to an annual increment as determined by the Board. The Director's salary will be inclusive of all fees and other remuneration to which he may be or


                                Exhibit 4.31-4
      become entitled as an officer of the Company or of any other company in the Group.

4.1.2 Company Car

      During the Employment, the Company will provide the Director with the use of a motor car of an age and type appropriate (in the opinion of the Board) to his status, and will bear the cost of fuel and the expenses of taxing, insuring, repairing and maintaining such car and driver's salary and overtime. The Director shall take good care of the vehicle and shall procure that the provisions and conditions of any policy of insurance are observed in all respects.

4.1.3 Bonus

      The Company may, in its sole discretion, consider and pay the Director a bonus of such amount as the Board may determine in light of the Company's business performance and the Director's individual performance.

4.2   Share Options

      The Director is entitled to join the Company's share options programme. The Company may, in its sole discretion, change the programme from time to time, as determined by the Board.

4.3   Pension and Others

      The Director is entitled to join the Company's pension scheme (the Scheme) (for the time being in force) subject to the terms and conditions of the trust deed and rules governing the Scheme from time to time in force. The Company will also provide the Director with benefits commensurate with his position as the Board may from time to time determine.

5.    INCOME TAX

      The Director himself shall be responsible for the tax of his income including Director's fees, salary, bonus, share options and other benefits.

6.    EXPENSES

      The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Director in the course of his Employment subject to production of receipts or other appreciate evidence of payment.


                                Exhibit 4.31-5

7.    ANNUAL LEAVE

7.1 The Director will be entitled in each calendar year to 25 working days annual leave with full salary (in addition to the general public holidays in his principal place of work) to be taken at such reasonable time or times as may be approved by the Company.

7.2 The Director's entitlement to annual leave will accrue pro rata throughout each calendar year. On termination of the Employment, the Director will be entitled to pay in lieu of any outstanding entitlement or be required to repay to the Company salary received in respect of annual leave in excess of entitlement. Such payment may be deducted from the final salary payment.

8.    SICKNESS AND OTHER INCAPACITY

      Provided that the Director supplies the Company with an appreciate medical certificate issued by a medical practitioner or a registered dentist covering the periods of absence, the Director will be entitled to be paid during absence from work due to sickness or injury.

9.    OTHER INTERESTS

9.1 Subject to clause 9.2, during the Employment the Director will not (without the Board's prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation except any position held by the Director in China National Offshore Oil Corporation or its associates.

9.2 Notwithstanding clause 9.1, the Director may hold for investment purposes an interest of up to 5 percent, in nominal value in any securities listed on any stock exchange, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by any company in the Group.

9.3 The Director shall, during the Employment, disclose to the relevant authorities (including but not limited to the Exchange and the Securities and Futures Commission) and the Company all of his interests in securities of the Company and any Group Company within the meaning of
      Part XV of the Securities and Futures Ordinance (or such other applicable laws and regulations in force from time to time), and any dealings they may have in those securities. Such notifications should be made in the mode and within the time prescribed under Part XV of the Securities and Futures Ordinance (or such other applicable laws and regulations in force from time to time) and should comply with the Model Code for Securities Transactions by Directors of Listed Issuers under Appendix 10 of the Listing Rules.


                                Exhibit 4.31-6

9.4 The Director shall, during the Employment, disclose his interest or the interests of any of his associate(s) (as defined under Rule 1.01 of the Listing Rules) in relation to any transaction in which he (or his associate) has a material interest, or any connected transaction (as defined under Rule 14A.13 of the Listing Rules) and abstain from voting in relation to those transactions.

10.   SHARE DEALING

10.1 The Director must not deal in the Company's shares if he is a party to, or is aware of, negotiations relating to transactions which may be price sensitive or notifiable until a public announcement has been made. If the Director is not a party to such negotiations, he must not deal in the Company's shares for a similar period provided that he has been informed there may be information of a price sensitive nature. The Director shall also comply with the Model Code for Securities Transactions by Directors of Listed Issuers under Appendix 10 of the Listing Rules.

10.2 The Director must not deal in the Company's shares in the month immediately preceding the announcement of the Company's results. In any event the Director must not deal in the Company's shares without first notifying the Chairman of the Board (or some other Director appointed for the purpose) and receiving a dated written acknowledgement.

10.3 The dealing restrictions imposed on the Director apply equally to any dealings by his spouse or by or on behalf of any minor child (natural or adopted) and any other dealings in which for the purpose of Part XV of the Securities and Futures Ordinance (or such other applicable laws and regulations in force from time to time) he is or is to be treated as interested.. They should also be extended to investment managers managing any of the Director's funds whether or not they have discretion as to the investment of such funds.

10.4 The Director in possession of confidential price sensitive information must not counsel or procure dealing in securities listed on the Exchange.

11.   TERMINATION

11.1  Either party may terminate the Employment in accordance with clause 2.3.

11.2 The Employment may be terminated forthwith by the Company by summary notice in writing:

(a) if the Director commits any serious or repeated breach of any of his obligations


                                Exhibit 4.31-7
      under this Agreement or the Employment;

(b) if the Director is guilty of serious misconduct which, in the Board's reasonable opinion, has damaged or may damage the business or affairs of the Company or any Group Company;

(c) if the Director is guilty of conduct which, in the Board's reasonable opinion, brings or is likely to bring himself, the Company or any Group Company into disrepute;

(d) if the Director is declared bankrupt, or if he enters into any general composition or arrangement with or for the benefit of his creditors, or

(e) if the Director is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in Hong Kong or PRC); or

(f)   for any other reason permitting summary dismissal at law.

11.3 The Company may also terminate the Employment by giving at least three months' written notice to the Director if the Director is unable (whether due to illness or otherwise) properly and effectively to perform his duties under this Agreement after exhausting his maximum statutory sick leave entitlement.

11.4 On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Director will:

(a) Immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, office keys, his company car together with its keys, laptop computer, mobile telephone and any other property relating to the business of or belonging to the Company or any Group Company which is in his possession or under his control. The Director is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any Group Company; and

(b) Immediately resign from any office he holds with the Company or any Group Company without any compensation for loss of office. Should the Director fail to do so he hereby irrevocably authorizes the Company to appoint some person in his name and on his behalf to sign any document and do any thing to give effect to his resignation from office.

11.5 The Director will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any Group Company.


                                Exhibit 4.31-8

12.   SUSPENSION

12.1 Where notice of termination has been served by either party in accordance with clause 2.3, the Company shall be under no obligation to provide work for or assign any duties to the Director for the whole or any part of the notice period and may require him:

(a)   not to attend any premises of the Company or any Group Company;

(b) to resign with immediate effect from any offices he holds with the Company or any Group Company;

(c) to refrain from contact with any customers, clients or employees of the Company or any Group Company.

The provisions of clause 13.1 shall remain in full force and effect during any period of suspension under this clause 12.1.

Any suspension under this clause 12.1 shall be on full pay and benefits (save that the Director shall not be entitled to earn or be paid any bonus or commission during any period of suspension).

12.2 The Company may in its absolute discretion suspend the Director from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Director (or alleged or suspected acts or defaults) provided that such suspension shall not be for a period in excess of 14 days.

13.   RESTRAINT ON ACTIVITIES AND CONFIDENTIALITY

13.1 Subject to clause 9.1, during the term of employment with Company, the Director will not (without the prior written consent of the Company) be directly or indirectly engaged or interested in any capacity in any other business, trade or occupation whatsoever. Consent given in accordance with this clause may be withdrawn at any time.

13.2 For the purposes of this clause 13, the term "Termination Date" shall mean the termination of the Employment howsoever caused, including, without limitation, termination by the Company which is in repudiatory breach of this Agreement.


                                Exhibit 4.31-9

13.3

(a) Save insofar as such information is already in the public domain, the Director will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another's advantage, or reveal to any person, firm, company or organization and shall use his best endeavors to prevent the publication or disclosure of any information which he knows or ought reasonably to have known to be confidential in the course of the Employment, (including but not limited to marketing plans, customer lists, and business development plans) concerning the business or affairs of the Company, or any Group Company or any of its or their customers.

(b) For the avoidance of doubt and without prejudice to the generality of sub-clause (a) above, the following is a non-exhaustive list of matters which in relation to the Company and any Group Company are considered confidential and must be treated as such by the Director:

      (i) any corporate activities or transactions which have been, or will be, or are proposed to be, undertaken by the Company or by any Group Company;

      (ii) any instruction or operations manual, invention, technical data, know-how or other manufacturing process pertaining to the business of the Company or Group Company;

      (iii) any trade secrets of the Company or any Group Company; and

      (iv) any information in respect of which the Company or any Group Company is bound by an obligation of confidence to any third party.

(c)   The restrictions in this clause 13.3 shall not apply:

      (i) to any disclosure or use authorized by the Board or required by law or in the proper performance of the Employment under this Agreement;

      (ii) so as to prevent the Director from using his own personal skill in any business in which the Director may be lawfully engaged after the Employment is ended.

13.4 The Director hereby covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not, whether directly or indirectly on his own behalf or on behalf of or in conjunction with any other person, firm, company or any other entity:

(a) for a period of six months after the Termination Date, whether directly or


                               Exhibit 4.31-10
      indirectly, be engaged or interested (whether as principal, servant, agent or otherwise) in any trade or business within Hong Kong and China which competes with any trade or business being carried on by the Company or any Group Company as at the Termination date and in which trade or business the Director has been involved in or concerned with as part of the Employment;

(b) for a period of six months after the Termination Date, directly or indirectly (and whether on his own account or for any other person, firm, company or organization), solicit or endeavor to solicit from the Company or any Group Company in Hong Kong any employee of the Company in an executive capacity at the date of termination of the Employment and at any time within a period of six months prior to that date and with whom the Director has worked or with whom the Director has had personal contact as part of the Employment;

(c) for a period of six months after the Termination Date, directly or indirectly (whether on his own account or for any other person, firm, company or organization), solicit or endeavor to solicit from the Company or any Group Company the business of any person, firm, company or organization who or which is at the date of termination of the Employment and who shall have been at any time during the preceding six months a customer of or in the habit of dealing with the Company or any Group Company and with whom the Director has had direct dealings or personal contact as part of the Employment so as to harm the goodwill of the Company or any Group Company or so as to compete with Company or any Group Company;

(d) for a period of six months after the Termination Date, directly or indirectly (whether on his own account or for any other person, firm, company or organization), deal with any person, firm, company or organization who or which at any time during the preceding six months shall have been a customer of or in the habit of dealing with the Company or any other Group Company and with whom or which the Director has had direct dealings or personal contact as part of the Employment so as to harm the goodwill of the Company or any other Group Company or so as to compete with the Company or any other Group Company.

13.5  The Director acknowledges and agrees that:

(a) each of clauses 13.3 and 13.4 constitutes an entirely separate and independent restriction on the Director; and

(b) if any such restriction is adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof was deleted the said restriction shall apply with such deletions as


                               Exhibit 4.31-11
      may be necessary to make it valid and effective.

14.   MISCELLANEOUS


14.1 The Duties of the Director are subject to the Articles of Association of the Company (as amended from time to time).

14.2 If during the Employment the Director ceases (other than by resigning) to be a director of the Company, this Agreement and the Employment will continue for the time being and with the same duties and responsibilities as were applicable in the latter capacity.

14.3 The Director must make a formal declaration and undertaking as set out in Appendix 5 to the Listing Rules which he will provide the Exchange with general information as to his professional qualifications, any other directorships he may hold and whether, for instance, he has ever been convicted of an offence involving dishonesty. By entering into this Agreement the Director also undertakes to comply to the best of his ability with the Listing Rules and the Securities and Futures Ordinance (or such other applicable laws and regulations in force from time to time). The Director also acknowledges that as a director of a company with listing on the Main Board of The Stock Exchange of Hong Kong Limited and the New York Stock Exchange, the Director will also be subject to other various laws, rules and regulations applicable to a director of such listed company, which will be notified to the Director by the Company from time to time.

14.4 This Agreement constitutes the entire agreement and understanding between the parties and supersedes all other agreements (both oral and in writing) between the Company and the Director (other than those expressly referred to herein). The Director acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Director's contract of employment.

14.5 The director represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party (whether express or implied) or of any other obligations binding on him.

14.6 Any notice to be given under this Agreement to the Director may be served by being handed to him personally or by being sent by recorded delivery post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery post to its


                               Exhibit 4.31-12
      registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery post.

14.7 The terms of this Agreement may be modified, varied or added to from time to time unilaterally by the Company in its sole discretion. The Company will notify the Director of any such variations, modifications or additions in writing. This Agreement shall not be deemed to be changed, modified or altered by reason of any advice, suggestions, guides or informal notices furnished by the Company to the Director.

14.8 This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.









SIGNED by the DIRECTOR             )

in the presence of:                )






SIGNED for and on behalf of        )

CNOOC LIMITED                      )


                               Exhibit 4.31-13